Exhibit 99.1

TCP Product Validation Proceeding as Expected

Ongoing Product Review Affirms Strength, Quality and Safety of TCP Products

TCP Thanks Customers for Support

AURORA, Ohio, April 1, 2015 – TCP International Holdings Ltd. (NYSE: TCPI) (“TCP” or “the Company”) today announced that its product validation review is proceeding as expected. The Company has completed testing on substantially all of its fastest moving SKUs. For the remaining SKUs, TCP expects to complete validation shortly. In addition, the Company affirmed that UL certified designs are available for all products and that products being shipped are UL certified.

As previously announced, consistent with TCP’s quality commitment, the Company voluntarily chose to conduct additional levels of quality control on its products. TCP engaged an outside testing firm to support these efforts, which, while ongoing, have affirmed the strength, quality and safety of TCP’s product line.

TCP issued the following statement:

“The TCP team would like to thank TCP customers for the outspoken support and patience they have extended to us during this period. The support we have received from our customers – both new and existing, large and small – is a testament to TCP’s products and talented team of more than 7,000 employees worldwide. Our customers can count on us to continue providing the superior service and quality, innovative lighting technology for which TCP has long been known.”

The Company also noted that it expects to file its Annual Report on Form 10-K for the year ended December 31, 2014, on or before April 15, 2015, as separately disclosed in a Form 12b-25 filed today with the Securities and Exchange Commission.

In conjunction with this 10-K filing, the Company intends to announce its 2014 fourth quarter and full year financial results. The Company will issue a separate press release detailing the date and time of the associated conference call and webcast.

About TCP
TCP is a leading global manufacturer and distributor of energy efficient lighting technologies. TCP’s extensive product offerings include LED and CFL lamps and fixtures, internet-based lighting control solutions and other energy efficient lighting products. TCP has the largest combined number of LED and CFL ENERGY STAR® compliant lighting products, and is a proud ENERGY STAR® partner of the U.S. Environmental Protection Agency.  TCP’s products are currently offered through thousands of retail and C&I distributors. Since TCP’s inception, it has sold more than one billion energy efficient lighting products.  For more information, visit http://www.tcpi.com.

Forward Looking Statements
Certain statements in this release may constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those related to TCP’s intentions and beliefs regarding the expected filing date of its Annual Report on Form 10-K for 2014, the release of earnings information for 2014, and the product validation review. Actual results may differ materially from those implied by such forward-looking statements, which are made only as of the date of this release, due to, among other reasons, unanticipated delays in filing the Annual Report for 2014 or in releasing earnings for 2014, and the ongoing nature of the product validation review. TCP expressly disclaims any obligation or undertaking to update such forward-looking statements, except as required by law.

Contacts
For Investors:
Brian Catlett
Chief Financial Officer
330-954-7689
ir@tcpi.com

Mike Funari
Sapphire Investor Relations, LLC
415-471-2700
ir@tcpi.com

For Media:
Barrett Golden / Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449 / 415-869-3950